EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and the related prospectus of Ladenburg Thalmann Financial Services Inc. (the “Company”) for the registration of 12,127,898 shares of its common stock and to the incorporation by reference therein of our reports dated March 13, 2008, with respect to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting included in its Annual Report on Form 10-K for the year ended December 31, 2007.
/s/ Eisner LLP
New York, New York
September 4, 2008